EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2023 First Quarter Results

•Net Sales of $1.1 Billion Up 19.1% YoY; Up 19.4% on an Organic Basis
•Net Income of $76.9 Million; EPS of $1.97 Up 45.0% YoY
•EBITDA of $118.7 Million Up 34.2% YoY
•Raising Fiscal 2023 Guidance Following First Quarter Performance

CLEVELAND, OHIO (October 27, 2022) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2023 first quarter ended September 30, 2022.

Net sales for the quarter increased 19.1% to $1.1 billion from $891.7 million in the prior year. The change includes a 0.2% increase from acquisitions, partially offset by a negative 0.5% impact from foreign currency translation. Excluding these factors, sales increased 19.4% on an organic basis. The Company reported net income of $76.9 million, or $1.97 per share, and EBITDA of $118.7 million. On a pre-tax basis, results include $9.1 million ($0.18 after tax per share) of LIFO expense compared to $3.6 million ($0.07 after tax per share) of LIFO expense in the prior-year period.

During the quarter, the Company renamed its Fluid Power & Flow Control segment to Engineered Solutions. The name was changed to reflect the evolution in the segment's business profile, scope of products and solutions, and value proposition. Organic sales growth during the quarter was 20.3% in the Service Center segment and 17.8% in the Engineered Solutions segment.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “The first quarter was a strong start to our fiscal year with sales and EBITDA growth sustaining solid momentum across both segments. Demand within our served end markets remains relatively firm, and we are executing well on internal initiatives aimed at expanding our organic growth potential long term. At the same time, we remain focused on managing inflationary pressures and leveraging our operating structure. This is reflected by gross margin and EBITDA margin expansion, and a 45% year-over-year increase in EPS during the quarter. Overall, these results provide further evidence of our execution and the supportive tailwinds from our differentiated industry position, footprint, and strategy."

Mr. Schrimsher added, “We are raising fiscal 2023 guidance following strong first quarter performance. Organic sales month to date in October are up by approximately 20% year-over-year, and customer feedback remains generally constructive. We are mindful of ongoing macro uncertainty that could slow industrial activity and growth in coming quarters. Combined with ongoing inflationary and supply chain considerations, we remain prudent with our outlook near term. That said, our industry position and diversified end-market mix provides strong support, and our teams and initiatives are aligned to sustain outperformance going forward. Lastly, our balance sheet and cash flow potential provide significant capacity to supplement our market position and earnings potential through strategic growth investments."

Updated Fiscal 2023 Guidance
For fiscal 2023, the Company now projects EPS of $6.90 to $7.55 (prior $6.65 to $7.30), sales growth of 5% to 9%, including 6% to 10% on an organic basis (prior 3% to 7%) and EBITDA margins of 10.9% to 11.2% (prior 10.8% to 11.1%). Guidance incorporates ongoing economic uncertainty, inflationary pressures, and supply chain headwinds. Guidance does not assume contribution from potential future acquisitions.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.34 per common share, payable on November 30, 2022, to shareholders of record on November 15, 2022.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 27, 2022. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 800-732-5617 (toll free) or 212-231-2919 (for International callers) using conference ID 22020903. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 800-633-8625 or 402-977-9141 (International) using conference ID 22020903.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “will,” “guidance,” “projects”, “assume”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

# # #
CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Net Sales	$1,062,405	$891,681
Cost of sales	755,622	636,341
Gross Profit	306,783	255,340
Selling, distribution and administrative expense,
including depreciation	200,251	180,726
Operating Income	106,532	74,614
Interest expense, net	6,480	7,390
Other income, net	1,008	(312)
Income Before Income Taxes	99,044	67,536
Income tax expense	22,164	14,567
Net Income	$76,880	$52,969
Net Income Per Share - Basic	$2.00	$1.38
Net Income Per Share - Diluted	$1.97	$1.36
Average Shares Outstanding - Basic	38,526	38,502
Average Shares Outstanding - Diluted	39,111	39,084

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2022	2022

Assets
Cash and cash equivalents	$147,575	$184,474
Accounts receivable, net	674,136	656,429
Inventories	490,099	449,821
Other current assets	78,686	68,805
Total current assets	1,390,496	1,359,529
Property, net	110,539	111,896
Operating lease assets, net	103,037	108,052
Intangibles, net	242,741	250,590
Goodwill	561,477	563,205
Other assets	65,884	59,316
Total Assets	$2,474,174	$2,452,588

Liabilities
Accounts payable	$277,224	$259,463
Current portion of long-term debt	181	40,174
Other accrued liabilities	173,858	199,990
Total current liabilities	451,263	499,627
Long-term debt	649,103	649,150
Other liabilities	152,368	154,456
Total Liabilities	1,252,734	1,303,233
Shareholders' Equity	1,221,440	1,149,355
Total Liabilities and Shareholders' Equity	$2,474,174	$2,452,588

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2022	2021

Cash Flows from Operating Activities
Net income	$76,880	$52,969
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	5,481	5,427
Amortization of intangibles	7,705	8,121
Provision for losses on accounts receivable	3,994	798
Amortization of stock appreciation rights and options	1,424	1,907
Other share-based compensation expense	1,939	1,563
Changes in assets and liabilities, net of acquisitions	(72,071)	(20,404)
Other, net	591	(1,739)
Net Cash provided by Operating Activities	25,943	48,642
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	(7,094)
Capital expenditures	(5,554)	(3,621)
Proceeds from property sales	56	48
Cash payments for loans on company-owned life insurance	—	(14,835)
Net Cash used in Investing Activities	(5,498)	(25,502)
Cash Flows from Financing Activities
Long-term debt repayments	(40,061)	(9,811)
Interest rate swap settlement receipts (payments)	294	(1,644)
Purchases of treasury shares	(716)	(6,537)
Dividends paid	(13,100)	(12,712)
Exercise of stock appreciation rights and options	126	—
Acquisition holdback payments	(660)	(135)
Taxes paid for shares withheld for equity awards	(1,401)	(1,141)
Net Cash used in Financing Activities	(55,518)	(31,980)
Effect of Exchange Rate Changes on Cash	(1,826)	(1,592)
Decrease in cash and cash equivalents	(36,899)	(10,432)
Cash and Cash Equivalents at Beginning of Period	184,474	257,745
Cash and Cash Equivalents at End of Period	$147,575	$247,313

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2022	2021
Net income	$76,880	$52,969
Interest expense, net	6,480	7,390
Income tax expense	22,164	14,567
Depreciation and amortization of property	5,481	5,427
Amortization of intangibles	7,705	8,121
EBITDA	$118,710	$88,474

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2022	2021
Net Cash provided by Operating Activities	$25,943	$48,642
Capital expenditures	(5,554)	(3,621)
Free Cash Flow	$20,389	$45,021

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.